Exhibit 19.1

NAME	Insider Trading
DOCUMENT TYPE	Policy
DEPARTMENT	Compliance

CONTENTS

1 INTRODUCTION	2
1.1 PURPOSE	2
1.2 PERSONS SUBJECT TO THE POLICY	2
1.3 INDIVIDUAL RESPONSIBILITY	2
2 ADMINISTRATION OF THE POLICY	2
3 STATEMENT OF POLICY	2
4 DEFINITION OF MATERIAL NONPUBLIC INFORMATION	3
5 TRANSACTIONS	5
5.1 TRANSACTIONS SUBJECT TO THE POLICY	5
5.2 TRANSACTIONS BY FAMILY MEMBERS AND OTHERS	5
5.3 TRANSACTIONS OF ENTITIES EMPLOYEES INFLUENCE OR CONTROL	5
5.4 TRANSACTIONS UNDER COMPANY PLANS	5
5.5 TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE	7
5.6 SPECIAL AND PROHIBITED TRANSACTIONS	7
5.7 POST-TERMINATION TRANSACTIONS	8
6 ADDITIONAL PROCEDURES	8
7 RULE 10B5-1 PLANS	10
8 CONSEQUENCES OF VIOLATIONS	11
9 COMPANY ASSISTANCE	11
10 RECORD KEEPING	11
11 BREACH OF THIS POLICY	12
12 REVIEW	12
13 APPROVAL	12
14 GLOSSARY	12
15 VERSION CONTROL	12

1          INTRODUCTION

1.1     PURPOSE

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities (collectively referred as “Company Securities”) of Paysign, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which it does business. The board of directors has adopted this Policy to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from:

(i)	Trading in securities of that company.

(ii)	Providing material nonpublic information to other persons who may trade based on that information.

1.2     PERSONS SUBJECT TO THE POLICY

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s board of directors, and all employees of the Company and its subsidiaries. The Company may also determine other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. As described more fully in the Transactions by Family Members and Others section, this Policy also applies to an employee’s family members, other members of an employee’s household, and entities controlled by a person covered by this Policy.

1.3     INDIVIDUAL RESPONSIBILITY

This policy applies to Paysign senior management, officers, employees, appointed agents, plus products and services offered by the company. For the purposes of this policy, “employee” means any person employed by the company, whether full time or part time, permanent or temporary, fixed purpose or fixed term.

2        ADMINISTRATION OF THE POLICY

The chief financial officer shall serve as the chief compliance officer (CCO) for the purposes of this Policy, and in their absence, the chief operating officer or another employee designated by the compliance officer shall be responsible for administration of this Policy. All determinations and interpretations by the CCO shall be final and not subject to further review.

3        STATEMENT OF POLICY

It is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated by this Policy or by the CCO as subject to this Policy) who is aware of material nonpublic information relating to the Company may—directly or indirectly—through family members or other persons entities:

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1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings Transactions Under Company Plans, Transactions Not Involving a Purchase or Sale, and Rule 10b5-1 Plans.

2.	Recommend the purchase or sale of any Company Securities.

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information or outside of the Company to other persons, including family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

4     DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance

•	Changes to previously announced earnings guidance or the decision to suspend earnings guidance

•	A pending or proposed merger, acquisition, or tender offer

•	A pending or proposed acquisition or disposition of a significant asset

•	A pending or proposed joint venture

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•	A Company restructuring

•	Significant related-party transactions

•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities

•	Bank borrowings or other financing transactions out of the ordinary course

•	The establishment of a repurchase program for Company Securities

•	A change in the Company’s pricing or cost structure

•	Major marketing changes

•	A change in management

•	A change in auditors or notification the auditor’s reports may no longer be relied upon

•	Development of a significant new product, process, or service

•	Pending or threatened significant litigation or the resolution of such litigation

•	Impending bankruptcy or the existence of severe liquidity problems

•	The gain or loss of a significant customer or supplier

•	Results of clinical trials

•	Prosecution of Company patents

•	The imposition of a ban on trading in Company Securities or the securities of another company

When Information is Considered Public

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish the information has been disclosed to the public, it may be necessary to demonstrate the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (SEC) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees or if it is only available to a select group of analysts, brokers, and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace—for as long as the Company is a non-accelerated filer with the SEC—until at least one day after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company securities until Thursday at the earliest. Depending on the circumstances, the Company may determine a longer or shorter period should apply to the release of specific material nonpublic information.

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5        TRANSACTIONS

5.1     TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in the Company’s Securities, including the Company’s common stock, options to purchase common stock, or any other type of securities the Company may issue, including preferred stock, convertible debentures, and warrants, as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to the Company’s Securities.

5.2     TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to an employee’s family members who reside with them (including their spouse, child, child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company Securities are directed by them or are subject to their influence or control, such as parents or children who consult with them before they trade in Company Securities (collectively referred to as “Family Members”). Employees are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with them before they trade in Company Securities, and the employee should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to the employee or their family members.

5.3     TRANSACTIONS OF ENTITIES EMPLOYEES INFLUENCE OR CONTROL

This Policy applies to any entities an employee influences or controls, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for their own account.

5.4     TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises

This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans or to the exercise of a tax-withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax-withholding requirements.

This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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Restricted Stock Awards

This Policy does not apply to the vesting of restricted stock or the exercise of a tax-withholding right pursuant to which an employee elects to have the Company withhold shares of stock to satisfy taxwithholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan

This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from an employee’s periodic contribution of money to the plan pursuant to their payroll-deduction election. This Policy does apply, however, to certain elections an employee may make under the 401(k) plan, including:

(a)	An election to increase or decrease the percentage of their periodic contributions that will be allocated to the Company stock fund.

(b)	An election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund.

(c)	An election to borrow money against their 401(k) plan account if the loan will result in a liquidation of some or all of their Company stock fund balance.

(d)	An election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan

This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from an employee’s periodic contribution of money to the plan pursuant to the election they made at the time of their enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump-sum contributions to the plan, provided an employee elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to their election to participate in the plan for any enrollment period and to their sales of Company Securities purchased pursuant to the plan.

Dividend Reinvestment Plan

This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from an employee’s reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions they choose to make to the dividend reinvestment plan and to their election to participate in the plan or increase their level of participation in the plan. This Policy also applies to their sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions

Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

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5.5     TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

Bona fide gifts of securities are not transactions subject to this Policy. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

5.6     SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy any persons covered by this Policy may not engage in any of the following transactions or should otherwise consider the Company’s preferences as described below:

Short-Term Trading

Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer, or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales

Short sales of Company Securities (i.e., the sale of a security the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below, Hedging Transactions.)

Publicly Traded Options

Given the relatively short term of publicly traded options, transactions in options may create the appearance a director, officer, or employee is trading based on material nonpublic information and focus a director’s, officer’s, or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities on an exchange or in any other organized market are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the following paragraph.)

Hedging Transactions

Hedging or monetization transactions can be accomplished through several possible mechanisms, including using financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the CCO. Any request for preclearance of a hedging or similar arrangement must be submitted to the CCO at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

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Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers, and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above, Hedging Transactions.)

Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker and as a result, the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. Therefore, the Company discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under Additional Procedures.

5.7     POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The preclearance procedures specified under Additional Procedures below, however, will cease to apply to transactions in Company Securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

6        ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Preclearance Procedures

The persons designated by the CCO as being subject to these procedures, as well as the Family

Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining preclearance of the transaction from the CCO. A request for preclearance should be submitted to the CCO at least two business days in advance of the proposed transaction. The CCO is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for preclearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the CCO. The requestor should also indicate whether he or she has affected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

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Quarterly Trading Restrictions

The persons designated by the CCO as subject to this restriction (the “Designated Persons”), as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a blackout period beginning 15 days prior to the end of each fiscal quarter and ending on the second business day following the date of the public release of the Company’s earnings results or financial condition for that quarter. In other words, these persons may only conduct transactions in Company Securities during the window period beginning on the third business day following the public release of the Company’s quarterly earnings or financial condition and ending approximately two weeks prior to the close of the next fiscal quarter.

Exceptions:

1. While a “Development Stage” Company

This exception applies in the following circumstances:

A.	The Company presents itself in its financial statements as a development stage company (i.e., not earning revenue from its principal business) for the applicable reporting period.

B.	The Company does not publicly release its earnings or financial condition before it presents such information in a periodic report (10-K or 10-Q) to be filed with the SEC. In that case, following consultation with the Company’s chief executive officer (CEO), the CCO may by written notice (including by email) to the Designated Persons:

	1.	Suspend application of the blackout period for the applicable reporting period. Or,

	2.	Limit the blackout period to:

a)	The period beginning 15 days before a periodic report is filed with the SEC and ending on the second business day after the report is filed. Or,

b)	Such other period as the CCO determines. If the CCO does not provide such written notice, the blackout period provided by 2a shall apply.

By way of example for a 2a blackout period, if the Form 10-Q quarterly report for the second quarter is due to be filed on August 15 and the CCO does not provide written notice to the contrary, the blackout period begins 15 days before the due date and concludes on the third business day thereafter, whereupon the window period begins and extends until the 16th day before the next periodic report is due to be filed.

To avoid confusion, if the Company—while a development stage company—elects to release publicly its earnings or financial condition before the periodic report is filed, the CCO shall notify the Designated Persons no later than the 15th day before the end of the reporting period (e.g., by June 15 for the second quarter), in which case the blackout period and the window period shall be determined by the rule immediately following Quarterly Trading Restrictions above.

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2. Preapproval

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a blackout period, but only if the CCO concludes the person does not, in fact, possess material nonpublic information. Persons wishing to trade during a blackout period must contact the CCO for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the CCO may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CCO, designated persons should refrain from trading in Company Securities even sooner than the typical blackout period described above. In that situation, the CCO may notify these persons they should not trade in the Company’s Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the CCO has not designated an employee as a person who should not trade due to an eventspecific restriction, the employee should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions: The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply as described above under Transactions Under Company Plans and Transactions Not Involving a Purchase or Sale. Further, the requirement for preclearance, the quarterly trading restrictions, and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, as described below.

7        RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule

10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and the Company’s

“Guidelines for Rule 10b5-1 Plans,” which may be obtained from the chief legal officer. In general, a Rule 10b5-1 Plan must be entered at a time when the person entering the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

If the CCO notifies an employee their proposed Rule 10b5-1 Plan does not meet the requirements of either Rule 10b5-1 or these guidelines within five days, including the nature of the deficiencies, then the employee’s Rule 10b5-1 Plan is not approved; otherwise, the employee’s Rule 10b5-1 Plan is approved. No further preapproval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

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The following guidelines apply to all Rule 10b5-1 Plans:

•	An employee may not enter, modify, or terminate a trading program during a blackout period or while in possession of material nonpublic information.

•	All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.

•	If a Rule 10b5-1 Plan is terminated, an employee must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.

•	If a trading program is terminated, an employee must wait until the commencement of the next window period before a new Rule 10b5-1 plan may be adopted.

•	An employee may not commence sales under a trading program until at least 30 days following the date of establishment of a trading program. Any modification of a trading program must not take effect for at least 30 days from the date of modification.

Each director, officer, and other Section 16 insider understands the approval or adoption of a preplanned selling program does not reduce or eliminate such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b51 Plan.

8        CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Department of Justice, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Companyimposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law or even an SEC investigation that does not result in prosecution can tarnish a person’s reputation and irreparably damage a career.

9        COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the CCO, who can be reached by phone at 702-749-7262 or by email at etrudeau@paysign.com.

10        RECORD KEEPING

All related records, whether in electronic or other durable nature, shall be maintained in accordance with our Record Keeping Policy.

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11        BREACH OF THIS POLICY

Employees are expected to comply with this policy to protect the privacy, confidentiality, and interests of Paysign, our customers, products, services, employees, partners, and other stakeholders.

Breach of this policy may be dealt with under our Disciplinary Procedure and, in serious cases, may be treated as gross misconduct leading to suspension and even termination.

12        REVIEW

This policy will be reviewed on at least an annual basis, and more often if deemed necessary by senior management. Following each review, the revised policy will be distributed by the BSA officer as applicable.

13        APPROVAL

This policy is hereby approved by the board and this version supersedes and rescinds all other versions on this matter (see Version Control for approval status).

This is a controlled document and the electronic version posted in the company’s official document repository is the controlled copy. This document should not be saved onto local or network drives, but should always be accessed via the document repository to ensure the latest version is being used.

14        GLOSSARY

Refer to the Abbreviations, Acronyms, and Terms list for a glossary of terms used in this document.

15        VERSION CONTROL

VERSION	DATE	NOTES
V0.1	May 18, 2018	Drafted by Mark Newcomer, CEO
V1.0	May 18, 2018	Reviewed and approved by the board
V1.1	May 21, 2019	Reviewed and revised by Robert Strobo, CLO
V2.0	May 23, 2019	Reviewed and approved by the board
V2.0	April 28, 2020	Reviewed by Eric Trudeau, CCO
V2.0	May 6, 2020	Reviewed and approved by the board
V2.1	April 30, 2021	Reviewed and revised by Eric Trudeau, CCO
V3.0	May 6, 2021	Reviewed and approved by the board
V3.0	May 5, 2022	Reviewed by Eric Trudeau, CCO
V3.0	May 10, 2022	Reviewed and approved by the board
V3.0	April 17, 2023	Reviewed by Eric Trudeau, CCO
V3.0	May 5, 2023	Reviewed and approved by the board
V3.0	April 23, 2024	Reviewed and approved by Eric Trudeau, CCO

The content of this document is propriety and confidential information of Paysign, Inc. It is not intended to be distributed to any third party without the written consent of Paysign, Inc.

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